EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between David B. Burritt (“I,” “me” or “my”) and Caterpillar Inc. (“Employer”).  Employer and I agree:

1.         Employment through September 30, 2010.  My employment with Employer will terminate effective October 1, 2010 (the “Termination Date”).  My active service performing the function of Vice President, Global Finance & Strategic Services Division, and as Chief Financial Officer, will end effective June 1, 2010.  I will continue as an active employee of Employer through September 30, 2010.  During this period I have the opportunity to pursue full time employment opportunities with another employer without compromising my eligibility to receive the payments and benefits described in this Agreement.  This provision in no way limits Employer’s rights to enforce my obligations under Paragraph 6 of this Agreement.  I agree that I will be available with appropriate advance notice (48 hours to the extent practicable) so as to not compromise any other employment obligations I may have, to perform such duties as required by the Chief Financial Officer through such date.  From June 1, 2010 through September 30, 2010, I will continue to receive my current base salary and will be entitled to participate in the same employee benefit and incentive compensation plans/programs as other similarly situated employees, subject to any restrictions, limitations and discretionary authority specified in such plans and programs. By way of example but not limitation, I will be eligible to receive pro rata payments pursuant to the Caterpillar Inc. Short-Term Incentive Plan for Management, Salaried and Non-Bargained Hourly Employees (“STIP”) and the Caterpillar Inc. Long-Term Cash Performance Plan (“LTCPP”) to the extent of actual attainment of the respective STIP and LTCPP performance goals/metrics and in accordance with the terms and provisions of such plans. I understand that my final performance summary rating as an employee effective on October 1, 2010 will not negatively impact my receipt of STIP and LTCPP that I am eligible to receive as described in this Agreement.  I further understand that after October 1, 2010 I will receive as part of my final wages payment for 22 days of vacation time that I will not have used during 2010 in the amount of $42,646.56.

2.         Separation Payments and Benefits.  Employer will provide me with the following separation payments and benefits, less applicable tax withholding and deductions, in addition to the compensation I will receive as an active employee through September 30, 2010:

A.        A lump sum payment paid as soon as administratively practicable following October 1, 2010 of $857,027 in exchange for the promises set forth in paragraphs 3, 4, 5 and 11 of this Agreement.  In no event shall such lump sum payment be paid later than December 31, 2010.

B.        A lump sum payment paid as soon as administratively practicable following October 1, 2011 of $490,000, in exchange for the promises set forth in paragraph 6 of this Agreement.  In no event shall such lump sum payment be paid later than December 31, 2011.

C.        Outplacement services for a period of up to six months provided by Employer through the service provider Challenger, Gray, & Christmas, Inc. in exchange for any other promises made by me in this Agreement.  I understand I may choose to commence these services in 2010 within 30 days of signing this agreement or on October 1, 2010. These services will continue for six (6) months after I choose to commence receipt of these services, or until I may be placed with another employer, whichever should occur first.

3.         Release.  I release the following parties from all claims I may have, known or unknown, against them:

•          Employer;

•          Employer’s parent, subsidiary and affiliated companies;

•          Employer’s predecessors; and

•          All of the above companies’ agents, directors, officers, employees, representatives, fiduciaries, shareholders, successors and assigns.

My release of claims includes all claims related to my employment with Employer or the termination of my employment.  For example, my release includes claims based on:

•          Any federal statute, including:  the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•          Any state statute, including discrimination and whistleblower statutes;

•          Any ordinance;

•          Any express or implied contract between Employer and me;

•          Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•          Negligence; or

•          Any other legal theory.

My release does not:  (i) affect my right to obtain any vested and nonforfeitable balance in my accounts under any retirement plan; (ii) preclude me from exercising any conversion or continuation coverage rights I may have under Employer’s welfare benefit plans; or (iii) waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning my employment, although my release does waive my right to receive any individual remedy, including monetary damages, in connection with any charge.

4.         Cooperation and Assistance.  I agree that I will cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s or any affiliates’ business about which I have relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates.  Employer will in turn cooperate and assist me with addressing any such matters and will reimburse me for any reasonable travel and out-of-pocket expenses I incur in providing such cooperation.  I further agree to inform Employer of all subpoenas, correspondence, telephone calls, requests for information, inquiries or other contacts I may receive from third parties, including governmental agencies, concerning any fact or circumstances known to me during my employment with Employer.  I agree to inform Employer within two (2) business days of each such contact.  Employer will in accordance with its applicable bylaws and internal company policies indemnify me against any and all claims and losses that may arise as a result of acts or omissions by me in the scope of my employment, and/or my service as Vice President, Global Finance & Strategic Services Division, and as Chief Financial Officer.

5.         Non-Disparagement.  I agree not to make any negative comment about or otherwise disparage Employer or those associated with it orally or in writing, directly or by implication, to any person, including Employer’s customers or agents.  I further agree not to provide testimony as an expert or paid witness on behalf of a party adverse to Employer or its affiliates.  This paragraph does not prohibit me from testifying pursuant to a subpoena or from accepting witness fees accompanying a subpoena, and this paragraph in no way limits my right to file a charge with or participate in any administrative proceeding conducted by a governmental agency relating to my employment.

6.         Restrictive Covenants.  For 12 months following my employment termination, I will not, directly or indirectly, without Employer’s prior written consent, do any of the following:

a.         Solicit any business competitive with any Caterpillar business from any person or entity who: (i) was a Caterpillar provider or customer within the 18 months before my employment termination and (ii) with whom I had contact to further Caterpillar’s business or for whom I performed services, or supervised the provision of services for, during my employment;

b.         Hire, employ, recruit or solicit any Caterpillar employee or consultant who possesses confidential information of Caterpillar;

c.         Induce or influence any Caterpillar employee, consultant, customer or provider to terminate his, her or its employment or other relationship with Caterpillar;

d.         Engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any Caterpillar product or service that I participated in, engaged in, or had Confidential Information regarding, in any geographic territory over which I had responsibilities, during the 18 months before my employment termination;

e.         Assist anyone in any of the activities listed above.

If I violate the promises in this paragraph, in addition to all other remedies, I shall not be entitled to receive any further payments or benefits under this Agreement.  However, my obligations, releases, and promises in this Agreement shall survive and be continuing.  I specifically acknowledge and agree that that the consideration already provided by this Agreement is sufficient for the continuing obligations, releases and covenants herein.

7.         Acknowledgment of Obligations.   I acknowledge that during my employment, I developed and have been exposed to trade secrets or confidential information regarding Employer and its affiliates, including business strategies, operations, and actual and potential customers and suppliers (“Confidential Information”).  Employer considers such Confidential Information to be valuable and proprietary.  I agree that after my termination date I remain bound by the Intellectual Property Agreement that I signed during my employment with Employer.  I acknowledge that I am under a continuing obligation to keep confidential, not disclose and not use any confidential information except as specifically authorized by Employer.  I understand I will be required to sign an Exit Statement upon my separation from employment that reaffirms these obligations regarding trade secret and confidential information.  Should I gain employment at other employers in the future, I understand that Employer has Conflict of Interest guidelines in effect that may impact its purchasing relationships and practices with such possible employers, as stated in Employer’s Purchasing Practices No. 49. Both Employer and I agree that I should contact the Chief Financial Officer so that Employer may determine whether any such restriction on my future employment exists by operation of this Agreement, or whether any conflict of interest as contemplated by Purchasing Practices No.49 exists regarding my employment opportunities with such possible employers.  Regarding the obligations of Purchasing Practices No.49, Employer and I agree that we will each use our best efforts to assess whether such conflict of interest may be avoided prior to my accepting employment with such other employers.

8.         Disclosure.  I have reviewed Employer’s Worldwide Code of Business Conduct (the “Code”) and I understand my obligations to Employer under the Code.  I agree that I have been given an adequate opportunity to advise Employer, and that I have fully and truthfully advised Employer, of any facts that I am aware of that constitute or might constitute a violation of the Code, any other Employer policies, or any ethical, legal or contractual standards or obligations of Employer or its affiliates. If I learn of such facts in the future, I agree to report them to Employer by contacting Employer’s Office of Business Practices.

9.         Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights.  Nothing in this Agreement is intended to or does supersede or otherwise affects the terms of any agreement, award document or certificate relating to a grant of stock options, restricted stock, restricted stock units or stock appreciation rights under the equity plans.  My rights and obligations under any such agreement, award document or certificate, including but not limited to any restrictive covenants, remain in full force and effect according to their terms.

10.       Reference.  I agree that I will direct all inquiries regarding my employment, including those from prospective employers, to Employer’s Chief Financial Officer.

11.       Confidentiality of Agreement.  Both Employer and I will keep this Agreement confidential except as required by law and I will not disclose its terms to anyone except my spouse or domestic partner, legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law.

12.       Judicial Modification and Severability.  If any of this Agreement’s provisions is determined to be unenforceable, Both Employer and I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

13.       Period to Consider Signing Agreement.  I have 45 days to consider whether to sign this Agreement.

14.       Revocation Period.  I may revoke this Agreement up to 7 days after I sign it.  To be effective, my revocation must be:  (i) in writing; (ii) sent to Alexander C. Giftos, Senior Corporate Counsel, 100 NE Adams Street, Peoria, IL 61629; and (iii) sent within the 7-day period in a manner that provides proof it was sent (e.g., postmarked within the 7-day period).

15.       Consulting an Attorney.  I understand that Employer has advised me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense.  I agree that I have had an adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement.

16.       Internal Revenue Code Section 409A. I understand and agree that the separation payments made pursuant to this Agreement do not constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”).   Specifically, the payment described in Section 2.A. of this Agreement will be made in a manner that will cause it to be a short-term deferral as described in Treas. Reg. § 1.409A-1(b)(4) and the payment described in Section 2.B. constitutes separation pay due to involuntary separation from service as described in Treas. Reg. § 1.409A-1(b)(9)(iii).  This Agreement shall be implemented and construed in a manner to give effect to the foregoing.  In no event whatsoever shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on me pursuant to Section 409A.  Neither Employer nor any of its affiliates have any obligation to indemnify or otherwise hold me harmless from any such taxes, interest or penalties, or liability for any damages related thereto

17.       Non-Admission.  Nothing in this Agreement is intended to be an admission by Employer or myself that either party has violated any law or engaged in any wrongdoing.

18.       Governing Law.  This Agreement is governed by Illinois law.

19.       Entire Agreement.  This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination.  I agree that this Agreement may only be changed by a written amendment signed by both Employer and me.  Any changes to this Agreement after it was first presented to me, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Signing Agreement.”

Date 5/24/10	/s/ David B. Burritt
David B. Burritt

CATERPILLAR INC.

Date 5/25/10	/s/ Gregory S. Folley
Gregory S. Folley
Vice President, Human Services Division